HARVEST NATURAL RESOURCES
ANNOUNCES VENEZUELAN UPDATE

HOUSTON, TX — (June 3, 2005) — Harvest Natural Resources, Inc. (NYSE:HNR) today announced an update on Venezuela. Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, “There have been numerous statements and reports concerning the 32 operating service agreements in Venezuela, including the agreement held by the company’s Venezuelan affiliate, Harvest Vinccler, C.A. (HVCA). It is our desire to provide an update of what we know about the situation.”

In April, Government officials stated that PDVSA intends to limit the fees paid for oil deliveries under the operating service agreements to no more than two-thirds of the market value of the delivered oil. In addition, they have stated that a portion of the fee may be paid in U.S. dollars and a portion may be paid in Venezuelan bolivars. Hill added, “The financial impact to HVCA of these positions taken by Venezuelan Government officials is unclear at this time. However, we continue to receive assurances from the most senior officials of PDVSA that payment for our first quarter deliveries of oil and gas which was due May 31st will be received during the week ending June 10th.”

SENIAT, the Venezuelan income tax authority, intends to conduct an audit of all companies with operating service agreements and has announced a retroactive increase of income tax rates from 34% to 67% for 2001 and 50% for all years thereafter. SENIAT is currently conducting an audit of HVCA. The Company believes HVCA has met its tax obligations in all material respects.

The Company previously announced the suspension of HVCA’s drilling program in January 2005 as a consequence of delays in receiving the permits necessary to drill additional wells. Current production is approximately 23,000 barrels of oil per day (Bopd), down significantly from the 28,100 Bopd average in the first quarter. The current level of production is due to natural production declines and production curtailment by PDVSA of approximately 2,000 Bopd. Production will continue to decline until drilling is resumed and PDVSA lifts restrictions on deliveries. Due to the extended suspension of the drilling program, the Company is withdrawing its operational and financial guidance for 2005 which was previously issued December 14, 2004.

HVCA has been notified that all operating service agreements are to be converted into incorporated joint ventures under the 2001 Venezuelan Organic Hydrocarbon Law (OHL) through negotiation with the contract holders. HVCA has exchanged proposals with PDVSA and is in negotiations to establish a transition agreement under which HVCA would continue operations while negotiating the migration of its operating service agreement to an “Empresa Mixta”, or mixed company, under the OHL. Under the OHL, PDVSA will own a majority stake in the new company and HVCA will own the remaining stake in the joint venture.

Hill said, “While very concerned about events in Venezuela, we are mindful that we and the other operating service agreement owners are involved in a process. We remain committed to seeking a mutually acceptable solution which recognizes the value of our contract.”

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”